On Arthur Anderson LLP Letterhead


                  REPORT  OF  INDEPENDENT  PUBLIC  ACCOUNTANTS


To  the  Board  of  Directors  of
Vail  Resorts,  Inc.:


We have audited the accompanying consolidated balance sheets of VAIL RESORTS, INC. (a Delaware corporation) and subsidiaries as of July 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended July 31, 1999, the ten-month period ended July 31, 1998 and the year ended September 30, 1997 (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vail Resorts, Inc. and subsidiaries as of July 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended July 31, 1999, the ten-month period ended July 31, 1998 and the year ended September 30, 1997, in conformity with generally accepted accounting principles.


     /s/  Arthur  Andersen  LLP
     --------------------------

ARTHUR  ANDERSEN  LLP


Denver,  Colorado
October  14,  1999